Exhibit 99.1

Contact:

Investor Relations

212-479-3195

Newcastle Announces First Quarter 2013 Results

FIRST QUARTER 2013 HIGHLIGHTS

•	$716 million of unrestricted cash invested or committed

•	GAAP income of $0.15 per diluted share

•	Core Earnings of $0.16 per diluted share

•	Declared common dividend of $0.22 per share

•	GAAP book value increased by $1.21 per share

FIRST QUARTER 2013 FINANCIAL RESULTS

New York, NY, May 3, 2013 – Newcastle Investment Corp. (NYSE: NCT) reported that in the first quarter of 2013, income available for common stockholders (“GAAP income”) was $36.6 million, or $0.15 per diluted share, compared to $72.1 million, or $0.68 per diluted share, in the first quarter of 2012.

GAAP income of $36.6 million consisted of the following:

Core Earnings:

•	$37.4 million, or $0.16 per diluted share, which is equal to net interest income and other revenues less expenses excluding depreciation and amortization, net of preferred dividends, plus

Other Income/Loss:

•	$4 million of other income primarily related to $3 million gain of on non-hedge derivative instruments and $1 million gain on the extinguishment of debt, less

•	$4 million of depreciation and amortization

If the Company had fully invested $630 million of average uninvested capital in the quarter, then core earnings would have been $0.12 higher.

On March 14, 2013, the Board of Directors declared a quarterly dividend of $0.22 per common share, or $56 million, for the quarter. The Board of Directors also declared dividends of $0.609375, $0.503125 and $0.523438 per share on the 9.75% Series B, 8.05% Series C and 8.375% Series D preferred stock, respectively, for the period beginning February 1, 2013 and ending April 30, 2013.

As of March 31, 2013, GAAP book value was $7.07 per share, an increase of $1.21 per share from December 31, 2012.

The following table summarizes the Company’s operating results ($ in millions, except per share data):

	Three Months Ended
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
Summary Operating Results:
GAAP income	$36.6	$55.6	$72.1
GAAP income, per diluted share	$0.15	$0.32	$0.68

Non-GAAP Results:
Core earnings	$37.4	$32.6	$35.3
Core earnings, per diluted share	$0.16	$0.19	$0.33

For a reconciliation of income available for common stockholders to core earnings, please refer to the tables following the presentation of GAAP results.

FIRST QUARTER 2013 ACTIVITY

$780 million of common equity raised:

During the first quarter of 2013, the Company completed the sale of approximately 80.5 million shares of its common stock for gross proceeds of approximately $780 million.

$716 million of unrestricted cash invested or committed to invest primarily in the following:

$346 million: Excess MSRs investments

Invested or committed to invest approximately $319 million to purchase a 33% interest in Excess MSRs on four portfolios of residential mortgage loans with a total unpaid principal balance (“UPB”) of approximately $196 billion. The Company expects the four investments to generate an average unlevered yield of 16%. During the first quarter of 2013, the Company closed on two of the four pools and funded a total of $80 million. The Company anticipates the closing and funding of the remaining pools to occur throughout the next several months.

Invested $27 million to purchase a 33% interest in the Excess MSRs on a residential mortgage loan portfolio with a UPB of $13 billion. The Company expects the investment to generate an unlevered yield of 16%.

$227 million: Non-Agency RMBS investments

Invested $227 million to purchase $374 million face amount of Non-Agency RMBS at an average price of 60.8% of par, with an expected unlevered yield of 5.4%.

$66 million: Bank Loans

Invested $66 million to purchase two bank loans with a $186 million face amount in an existing investment at an average price of 35.5% of par, with an expected unlevered yield of 6.6%.

$35 million: Reverse mortgage loan portfolio

Invested $35 million to purchase a 70% interest in a pool of reverse mortgage loan portfolio with a total UPB of $83 million at a price of 59.7% of par, and an expected unlevered yield of 10%.

$10 million: Newcastle CDO senior bond

Invested $10 million to repurchase $11 million face amount of a Newcastle CDO senior bond at a price of 89% of par, with an expected unlevered yield of 10%.

SUBSEQUENT EVENTS & INVESTMENT ACTIVITY:

$297 million of unrestricted cash invested primarily in the following:

$250 million: Consumer Loan Portfolio

Invested approximately $250 million to purchase a 30% equity interest in a consumer loan portfolio with a total UPB of $4.2 billion as of December 31, 2012. The total purchase price of the portfolio was $3.0 billion, which was financed using $2.2 billion of asset backed notes at a fixed coupon of 3.75%.

On April 26, 2013, Newcastle announced that its Board of Directors had formally declared the distribution of shares of common stock of New Residential Investment Corp. (“New Residential”), a wholly owned subsidiary of Newcastle. The distribution will complete the spin-off of New Residential from Newcastle. Following the distribution, New Residential will be an independent, publicly-traded real estate investment trust (“REIT”) primarily focused on investing in residential mortgage related assets. The distribution will be made on or about May 15, 2013 to Newcastle stockholders of record as of 5:00 p.m., Eastern Time, on May 6, 2013.

I. NEW RESIDENTIAL INVESTMENT CORP ASSETS

As of March 31, 2013, New Residential Investment Corp’s assets consisted of eight Excess MSRs investments with a total carrying value of $329 million, Non-Agency RMBS with a total carrying value of $519 million, a 70% interest in a reverse mortgage loan pool with a $83 million UPB and a total carrying value of $35 million, and Agency RMBS with a total carrying value of $1.1 billion.

During the quarter, this portfolio generated total cash flow of $43 million.

Excess MSRs

As of March 31, 2013, the total carrying value of the Company’s Excess MSR investments was $329 million, representing an interest in the net MSR cash flows on eight loan portfolios with a total unpaid principal balance of $140 billion.

During the quarter, these investments generated $25 million of total cash flow.

•	The average IRR, updated for actual performance was 19%, compared to an initial expected IRR of 17%.

•	Received $81 million of total cash flow from inception through the end of March, or 21% of the initial investment of $392 million over an average term of 8 months.

•	The life-to-date weighted average constant prepayment rate (“CPR”) was 18% compared to the Company’s initial CPR projection of 21%.

Non-Agency RMBS

As of March 31, 2013, the Company’s Non-Agency RMBS portfolio consisted of $784 million face amount of assets (valued at 66.1% of par, or $519 million). During the quarter, these investments generated $18 million of total cash flow and increased in value by $18 million.

Reverse Mortgage Loan Portfolio

As of March 31, 2013, the Company’s reverse mortgage loan portfolio consisted of $59 million face amount of assets (valued at 59.4% of par, or $35 million).

II. COMMERCIAL REAL ESTATE DEBT & OTHER ASSETS

As of March 31, 2013, the Company’s commercial real estate debt and other assets portfolio included $2.6 billion of diversified assets financed with $1.5 billion of primarily match funded, non-recourse debt. In addition, the portfolio included $188 million of senior living properties financed with $121 million of non-recourse mortgage notes. The portfolio consisted of 193 commercial, residential and corporate real estate securities and loan investments with an average investment size of $12 million, 8,595 mortgage loans backed by residential real estate, and 12 senior living properties.

During the quarter, this portfolio generated total cash flow of $39 million and the real estate debt portfolio increased in value by $14 million.

Newcastle CDO financings

As of March 31, 2013, Newcastle’s four consolidated CDOs consisted of $1.7 billion face amount of collateral (valued at 80.6% of par) financed with $1.0 billion of non-recourse debt. During the quarter, the CDOs generated $22.9 million of total cash flow, which included: $11.0 million of excess interest, $2.5 million of interest on retained and repurchased CDO debt, $0.8 million of senior collateral management fees, and $8.6 million of principal repayments on repurchased CDO debt.

The following table summarizes the cash receipts in the quarter from the Company’s consolidated CDO financings and the results of their related coverage tests ($ in thousands):

			Interest Coverage % Excess
	Primary		(Deficiency)	Over-Collateralization Excess (Deficiency) (2)(3)
	Collateral	Cash	April 30,	April 30, 2013		March 31, 2013		December 31, 2012
	Type	Receipts (1)	2013 (2)%		$	%	$	%	$
CDO IV	Securities	$324	46.0%	-3.0%	(4,117)	-3.0%	(4,117)	-3.7%	(5,586)
CDO VI	Securities	109	-280.9%	-74.2%	(179,218)	-74.1%	(179,515)	-70.4%	(171,434)
CDO VIII	Loans	5,547	375.9%	12.5%	83,665	11.3%	78,797	10.6%	74,593
CDO IX	Loans	8,302	488.7%	27.0%	145,501	24.7%	139,681	23.4%	134,675

Total		$14,282

(1)	Cash receipts exclude $8.6 million of principal repayments from repurchased bonds. Cash receipts for the quarter ended March 31, 2013 may not be indicative of cash receipts for subsequent periods. See Forward-Looking Statements below for risks and uncertainties that could cause cash receipts for subsequent periods to differ materially from these amounts.
(2)	Represents the excess or deficiency under the applicable interest coverage or over-collateralization test to the first threshold at which cash flow would be redirected. The Company generally does not receive material interest cash flow from a CDO until a deficiency is corrected. The information regarding coverage tests is based on data from the most recent remittance date on or before April 30, 2013, March 31, 2013 or December 31, 2012, as applicable. The CDO IV test is conducted only on a quarterly basis (December, March, June and September).
(3)	As of the April 2013 remittance, no assets were on negative watch for possible downgrade by any rating agency (Moody’s, S&P, or Fitch) for CDOs VIII and IX.

Other Real Estate Related Investments

As of March 31, 2013, other real estate related investments consisted of $1.0 billion face amount of assets (valued at 73.5% of par) financed with $0.5 billion of debt. During the quarter, these investments generated $13.9 million of total cash flow.

Senior Living Property Investments

As of March 31, 2013, the Company owned 12 senior living properties consisting of $188 million of assets financed with $121 million of debt.

During the quarter, the investments generated $2.6 million of total cash flow, $0.5 million more than projected.

•	The average occupancy rate was 87.5%, compared to 85.9% in the Company’s initial projection

•	The average monthly revenue per occupied unit was $3,517, compared to $3,576 initially projected

•	Total operating expenses were $8.3 million, compared to $8.5 million initially projected

INVESTMENT PORTFOLIO

The following table describes the investment portfolio as of March 31, 2013 ($ in millions):

	Face Amount $	Basis Amount $ (8)	% of Basis	Carry Value Amount $	Number of Investments	Credit (9)	Weighted Average Life (years) (10)
I. New Residential Investment Corp. Assets
Excess MSRs Investments (1)	$329	$319	7.9%	$329	8	—	5.7
Non-Agency RMBS (2)	784	489	12.0%	519	53	CC	7.6
Reverse Mortgage Loans	59	35	0.9%	35	331	—	3.9
FNMA/FHLMC Securities (3)	1,020	1,079	26.6%	1,080	53	AAA	4.1

Total New Residential Assets	2,192	1,922	47.4%	1,963			5.6

II. Commercial Real Estate Debt & Other Assets
Commercial Assets
CMBS	469	332	8.2%	384	75	BB-	3.0
Mezzanine Loans	518	432	10.6%	432	17	77%	1.5
B-Notes	121	111	2.7%	111	5	77%	1.1
Whole Loans	30	30	0.7%	30	2	48%	0.9
Third-Party CDO Securities (4)	94	67	1.7%	72	5	BB	3.0
Other Investments (5)	25	25	0.6%	25	1	—	—

Total Commercial Assets	1,257	997	24.5%	1,054			2.1

Residential Assets
MH and Residential Loans	319	279	6.9%	279	8,595	704	5.9
Subprime Securities	121	47	1.2%	65	40	CCC	4.8
Real Estate ABS	10	1	0.0%	1	3	CCC-	4.7

	450	327	8.1%	345			5.6

FNMA/FHLMC Securities	290	305	7.5%	308	30	AAA	4.3

Total Residential Assets	740	632	15.6%	653			5.1

Corporate Assets
REIT Debt	51	50	1.2%	54	8	BBB-	1.8
Corporate Bank Loans	582	278	6.9%	278	7	CC	1.8

Total Corporate Assets	633	328	8.1%	332			1.8

Senior Living Property Investments (6)	188	178	4.4%	178	12	—	—

Total Commercial Real Estate Debt & Other Assets	2,818	2,135	52.6%	2,217			2.9

Total/Weighted Average (7)	$5,010	$4,057	100.0%	$4,180			4.1

(1)	Represents Excess MSR investments made directly and through equity method investees, excluding our share of the non-Excess MSR net assets of the equity method investees.
(2)	Represents Non-Agency RMBS purchased outside of the Company’s CDOs since April 2012.
(3)	Represents Agency RMBS contributed to New Residential Investment Corp. (including contributions made subsequent to March 31, 2013.)
(4)	Represents non-consolidated CDO securities, excluding eight securities with a zero value that had an aggregate face amount of $108 million.
(5)	Relates to an equity investment in a REO property.
(6)	Face amount of Senior Living Property Investments represents the gross carrying amount, which excludes accumulated depreciation and amortization.
(7)	Excludes $9 million investment in real estate and loans subject to a call option with a face amount of $406 million.
(8)	Net of impairment.
(9)	Credit represents the weighted average of minimum ratings for rated assets, the Loan to Value ratio (based on the appraised value at the time of purchase or refinancing) for non-rated commercial assets, or the FICO score for non-rated residential assets and an implied and assumed AAA rating for FNMA/FHLMC securities. Ratings provided herein were determined by third-party rating agencies as of a particular date, may not be current and are subject to change at any time.
(10)	Weighted average life is an estimate based on the timing of expected principal reduction on the asset.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of Newcastle’s website, www.newcastleinv.com. For consolidated investment portfolio information, please refer to the Company’s Quarterly Report on Form 10-Q, which is also available on the Company’s website, www.newcastleinv.com.

CONFERENCE CALL

Newcastle’s management will host a conference call on Friday, May 3, 2013 at 8:30 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of Newcastle’s website, www.newcastleinv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-888-243-2046 (from within the U.S.) or 1-706-679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle First Quarter 2013 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:59 P.M. Eastern Time on Friday, May 10, 2013 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “31571453.”

ABOUT NEWCASTLE

Newcastle Investment Corp. focuses on opportunistically investing in, and actively managing, real estate related assets. The Company primarily invests in two distinct areas: (1) Residential Servicing and Securities and (2) Commercial Real Estate Debt and Other Assets. The Company is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the average life of an investment, the expected returns, or expected yield on an investment, statements relating to our liquidity, future losses and impairment charges, our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that market conditions cause downgrades of a significant number of our securities or the recording of additional impairment charges or reductions in shareholders’ equity; the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; actual recapture rates with respect to any Excess MSR investment; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, which is available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CAUTIONARY NOTE REGARDING EXPECTED RETURNS AND EXPECTED YIELDS PRESENTED IN THIS PRESS RELEASE

Expected returns and expected yields are estimates of the annualized effective rate of return that we presently expect to be earned over the expected average life of an investment (i.e., IRR), after giving effect, in the case of returns, to existing leverage, and calculated on a weighted average basis. Expected returns and expected yields reflect our estimates of an investment’s coupon, amortization of premium or discount, and costs and fees, and they contemplate our assumptions regarding prepayments, defaults and loan losses, among other things. In the case of Excess MSRs, these assumptions include, but are not limited to, the recapture rate. Income recognized by the Company in future periods may be significantly less than the income that would have been recognized if an expected return or expected yield were actually realized, and the estimates we use to calculate expected returns and expected yields could differ materially from actual results.

Statements about expected returns and expected yields in this press release are forward-looking statements. You should carefully read the cautionary statement above under the caption “Forward-looking Statements,” which directly applies to our discussion of expected returns and expected yields.

Newcastle Investment Corp.

Consolidated Statements of Income (unaudited)

(dollars in thousands, except share data)

	Three Months Ended March 31,
	2013	2012
Interest income	$71,367	$74,899
Interest expense	22,710	30,165

Net interest income	48,657	44,734

Impairment (Reversal)
Valuation allowance (reversal) on loans	2,234	(9,031)
Other-than-temporary impairment on securities	422	5,883
Portion of other-than-temporary impairment on securities recognized in other comprehensive income (loss), net of reversal of other comprehensive loss into net income (loss)	117	(3,932)

	2,773	(7,080)

Net interest income after impairment	45,884	51,814

Other Revenues
Rental income	12,887	509
Care and ancillary income	613	—

Total other revenues	13,500	509

Other Income (Loss)
Gain (loss) on settlement of investments, net	(3)	4,823
Gain on extinguishment of debt	1,206	20,743
Change in fair value of investments in excess mortgage servicing rights	1,858	1,216
Change in fair value of investments in equity method investees	969	—
Other income (loss), net	4,567	2,970

	8,597	29,752

Expenses
Loan and security servicing expense	1,034	1,098
Property operating expenses	8,363	225
General and administrative expense	6,911	2,286
Management fee to affiliate	9,565	4,976
Depreciation and amortization	4,079	2

	29,952	8,587

Income from continuing operations	38,029	73,488
Income (loss) from discontinued operations	(16)	(17)

Net Income	38,013	73,471
Preferred dividends	(1,395)	(1,395)

Income Available for Common Stockholders	$36,618	$72,076

Income Per Share of Common Stock
Basic	$0.16	$0.68

Diluted	$0.15	$0.68

Income from continuing operations per share of common stock, after preferred dividends
Basic	$0.16	$0.68

Diluted	$0.15	$0.68

Income (loss) from discontinued operations per share of common stock
Basic	$—	$—

Diluted	$—	$—

Weighted Average Number of Shares of Common Stock Outstanding
Basic	235,136,756	105,181,009

Diluted	240,079,144	105,670,102

Dividends Declared per Share of Common Stock	$0.22	$0.20

Newcastle Investment Corp.

Consolidated Balance Sheets

(dollars in thousands)

	March 31, 2013	December 31,
	(Unaudited)	2012
Assets
Real estate securities, available-for-sale	$2,495,473	$1,691,575
Real estate related loans, held-for-sale, net	851,525	843,132
Residential mortgage loans, held-for-investment, net	317,708	292,461
Residential mortgage loans, held-for-sale, net	2,380	2,471
Investments in excess mortgage servicing rights at fair value	236,555	245,036
Investments in equity method investees at fair value	102,588	—
Subprime mortgage loans subject to call option	406,115	405,814
Investments in real estate, net of accumulated depreciation	168,515	169,473
Intangibles, net of accumulated amortization	16,218	19,086
Other investments	24,907	24,907
Cash and cash equivalents	534,772	231,898
Restricted cash	11,494	2,064
Derivative assets	176	165
Receivables and other assets	27,577	17,230

Total Assets	$5,196,003	$3,945,312

Liabilities and Stockholders’ Equity
Liabilities
CDO bonds payable	$1,015,560	$1,091,354
Other bonds and notes payable	173,723	183,390
Repurchase agreements	1,473,586	929,435
Mortgage notes payable	120,525	120,525
Financing of subprime mortgage loans subject to call option	406,115	405,814
Junior subordinated notes payable	51,242	51,243
Derivative liabilities	26,612	31,576
Dividends Payable	56,596	38,884
Due to affiliates	4,611	3,620
Purchase price payable on investments in excess mortgage servicing rights	59	59
Accrued expenses and other liabilities	17,875	16,352

Total Liabilities	$3,346,504	$2,872,252

Stockholders’ Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock, 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of March 31, 2013 and December 31, 2012	$61,583	$61,583
Common stock, $0.01 par value, 500,000,000 shares authorized, 253,025,645 and 172,525,645 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	2,530	1,725
Additional paid-in capital	2,472,931	1,710,083
Accumulated deficit	(790,143)	(771,095)
Accumulated other comprehensive income (loss)	102,598	70,764

Total Equity	$1,849,499	$1,073,060

Newcastle Investment Corp.

Reconciliation of Core Earnings

(dollars in thousands)

	Three Months Ended March 31,
	2013	2012
Income (loss) applicable to common stockholders	$36,618	$72,076
Add (Deduct):
Impairment (Reversal)	2,773	(7,080)
Other income	(8,597)	(29,752)
(Income) loss from discontinued operations	16	17
Depreciation and amortization	4,079	2
Core earnings of equity method investees	2,546	—

Core earnings	$37,435	$35,263

Core Earnings

Core earnings is used by management to gauge the current performance of Newcastle without taking into account of gains and losses, which, although they represent a part of our recurring operations, are subject to significant variability and are only a potential indicator of future economic performance. Management views this measure as Newcastle’s “core” current earnings, while gains and losses (including impairment) are simply a potential indicator of future earnings. It also excludes the effect of depreciation and amortization charges, which, in the judgment of management, are not indicative of operating performance.

Management believes that this measure provides investors with useful information regarding Newcastle’s “core” current earnings, and it enables investors to evaluate Newcastle’s current performance using the same measure that management uses to operate the business. Core earnings does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of its liquidity and is not necessarily indicative of cash available to fund cash needs. The Company’s calculation of core earnings may be different from the calculation used by other companies and, therefore, comparability may be limited.